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Exhibit 99.2

CBL & ASSOCIATES PROPERTIES, INC.

CONFERENCE CALL, FOURTH QUARTER

FEBRUARY 4, 2009 @ 11:00 AM ET

Stephen:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties Inc., conference call to discuss year-end and fourth quarter results. Joining me today is John Foy, Chief Financial Officer and Katie Reinsmidt, Director of Corporate Communications and Investor Relations who will begin by reading our Safe Harbor disclosure.

Katie:

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein for a discussion of such risks and uncertainties. During our discussion today, references made to per share are based upon a fully diluted converted share.

A transcript of today’s comments, the earnings release and additional supplemental schedules will be furnished to the SEC on Form 8-K and will be available on our website. This call will also be available for replay on the Internet through a link on our website at cblproperties.com. This conference call is the property of CBL & Associates Properties, Inc. Any redistribution, retransmission or rebroadcast of this call without the express written consent of CBL is strictly prohibited.

During this conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A description of each non-GAAP measure and a reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in the earnings release that is furnished on the Form 8-K.

Stephen:

Thank you, Katie.

As everyone knows we are in the middle of very difficult economic conditions. While this has created challenging circumstances, we feel that our portfolio of malls has proved to be resilient. Despite the impact of the $4.1 million decline in percentage rents and the $7.9 million increase in bad debt expense over the prior year, our same-center NOI for the year declined 1.5%. Stabilized mall occupancy suffered only a 70 basis point decline in the face of unprecedented bankruptcy activity due to a record number of lease signings in our operating portfolio at overall positive leasing spreads. New revenue records were set in specialty leasing and sponsorship and we opened more than 1.7 million square feet of new developments in 2008 that are performing well. We are seeing meaningful results with our cost containment program, to-date reducing expenditures by more than $26.0 million on an annual basis. We successfully refinanced all of our 2008 maturities and in total completed more than $1.0 billion of new financings and extensions in 2008. We also made the difficult decision to reduce our dividend, generating an additional $80.0 million of free cash flow on an annual basis. I will take a few minutes to provide additional color on operational results and then will hand things over to John to discuss financial results and guidance.

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LEASING:

We completed more than 6.1 million square feet of new and renewal leases at positive rental spreads in 2008 and achieved a new record for lease signings in our operating portfolio with more than 4.1 million square feet signed. Our leasing activity also included approximately 2.0 million square feet of development leases. The 4.1 million square feet in our operating portfolio was comprised of 1.0 million square feet of new leases and 3.1 million square feet of renewal leases. To date we have completed approximately 67% of our 2009 renewals.

For stabilized mall leasing in 2008, on a same space basis, we achieved an average increase of 7.0% over the prior gross rent per square foot. During the fourth quarter we experienced pressure on our renewal spreads as a result of a portfolio renewal with one of our small shop retailers at overall reduced rental rates. Excluding the rental reductions from this portfolio, total leasing spreads in the fourth quarter would have increased 1.6%.

RETAIL SALES:

Holiday sales were not strong, as expected. The majority of retailers offered deep and early discounts in an effort to drive traffic and sales volumes suffered as a result. The holiday season was mixed with the week of Christmas posting strong increases and the other weeks posting considerable declines. Same-store sales declined 4.3% to $331 per square foot for reporting tenants 10,000 square feet or less in stabilized malls for the year ended December 31.

BANKRUPTCY UPDATE:

The tough holiday sales season contributed to additional bankruptcy announcements as well as certain retailers already in bankruptcy being forced to liquidate rather than reorganize. Steve & Barry’s, Goody’s and Circuit City recently announced a liquidation of their stores. In total we had 21 Steve & Barry’s stores comprising 813,000 square feet and $7.3 million in annual gross rents. We have eight Circuit City stores, three of which are owned by Circuit City, comprising 256,000 square feet and $1.9 million in gross annual rent. We have four remaining Goody’s store in operation, comprising 121,000 square feet and approximately $690,000 in annual gross rents.

B. Moss entered into bankruptcy in December and liquidated. We have 17 stores totaling 63,000 square feet and $1.3 million in annual gross rents. KB Toys also entered into bankruptcy in the fourth quarter. We have 23 stores representing 88,000 square feet and $1.7 million of annual gross rents.

DEVELOPMENT:

Construction continues on our four major development projects and we are making good progress on the leasing front. We recently announced more than a dozen new retailers joining The Pavilion at Port Orange in Port Orange, FL. In total, phase one of the project is over 85% leased and committed. Hollywood Theaters will open at The Pavilion in the fall and additional stores and restaurants will follow in 2010.

We will soon open the first phase of Hammock Landing, a 750,000 square foot power center located in West Melbourne, FL. Kohl’s, Michaels, Petco, Marshall’s and other retailers will join us to celebrate the grand opening of the project in April. The first phase is more than 84% leased and committed. Settlers Ridge in Pittsburgh, PA and The Promenade in D’Iberville, MS, will also celebrate grand openings later this year with a great selection of anchor and junior anchor stores. Settlers Ridge is currently 80% leased and committed and The Promenade is 70% leased and committed. We are also enhancing existing centers where we should see a positive effect for the overall property. For example, Barnes & Noble opened at West County Mall in St. Louis, MO and will soon be joined by McCormick & Schmicks and Bravo. Two additional Barnes & Noble stores will be opening this year at Oak Park Mall in Kansas City and Ashville Mall in Asheville, NC. Also we will open two Carmike Cinemas and a Regal Theater in our portfolio this year. Beyond the current slate of construction projects, we are not pursuing any additional new developments.

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I will now turn the call over to John.

John:

Thank you, Stephen.

FINANCIAL REVIEW:

FFO per share in the fourth quarter was $0.80 per share compared with $0.83 per share in the prior year period. FFO per share for the year increased 3.9% to $3.22 compared with $3.10 in the prior year. FFO in the quarter and year were impacted by $0.20 and $0.33 per share, respectively, related to a write-down of marketable securities, abandoned projects expense and bad debt expense, compared with $0.17 and $0.19 per share respectively, in the prior year period. Except for these items, FFO per share for the quarter would have been flat over the prior year period and would have increased 8.3% over the prior year. I’ll take a minute to provide additional detail:

•

FFO in the quarter was impacted by approximately $11.4 million related to the decline in value of marketable securities the Company holds. The fair market value at December 31, 2008 was $4.2 million. As we have indicated previously, these are real estate equity securities and as the market has experienced pressure these securities have experienced significant price declines. At this time, these losses are non-cash and have not been realized. When the market recovers we will have the opportunity to recover some of these losses. For the year the write off totaled $17.2 million compared with $18.5 million in the prior year.

•

As we continue to focus on the existing portfolio and development pipeline, we have made the decision to be even more judicious with our capital and not pursue a number of projects in the predevelopment stages. As a result, we incurred a write-off of abandoned projects cost of $9.4 million in the fourth quarter, an increase of $8.1 million over the prior year period. These write-offs involved a number of projects in various stages of pre-development, but did not impact any projects that are currently under construction. For the year, abandoned projects expense was $12.4 million compared with $2.2 million in the prior year.

•	Bad debt expense as a result of store closures and bankruptcies was approximately $3.8 million in the quarter and $9.4 million for the year. This compares with $1.5 million for all of 2007.

Other major variances in our results included:

•	A $2.1 million decline in percentage rents for the quarter and a $4.1 million decline for the year, resulting from continued pressure on sales.
•	FFO included gains on outparcel sales of $0.01 per share compared with $0.05 per share in the prior year period. For the year, gains on outparcel sales were flat at $0.14 per share.
•

G&A in the quarter included approximately $1.1 million of additional severance expenses related to staff reductions in development and other areas of the Company. For the year, G&A included $3.0 million of severance expenses.

Same-center NOI declined 4.0% for the quarter and declined 1.5% for the twelve months ended December 31, 2008 compared with the prior year. This was within our previously issued guidance range. Same center NOI growth for the quarter and year were impacted by increases in bad debt expense of $2.9 million and $8.1 million, respectively. Excluding the impact of bad debt expense from both periods, same center NOI declined 2.5% and 0.8%, respectively, from the prior year periods.

•

Our cost recovery ratio for the fourth quarter and year ended December 31, 2008, was 94.4% and 95.8%, respectively, compared with 98.3% and 101.1%, respectively, in the prior-year periods. The cost recovery ratio for the fourth quarter and year were impacted by the increase in bad debt expense.

•

G&A represented approximately 4.0% of total revenues in both the fourth quarter and year ended December 31, 2008 compared with 3.0% and 3.6%, respectively, of revenues for the prior year periods. The fourth quarter and year included severance expense of $1.1 million and $3.0 million,

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respectively. Excluding the severance expense, G&A was 3.5% and 3.7%, respectively, of total revenues.

•

Our debt-to-total market capitalization ratio was 86.3% as of the end of December compared with 64.0% as of the end of the prior year. The increase in our debt-to-market cap is primarily a result of the decline in our stock price.

•

Variable rate debt was 21.2% of the total market capitalization as of the end of December versus 14.1% as of the end of the prior year. Variable rate debt represented 24.6% of CBL’s share of consolidated and unconsolidated debt compared with 22.0% in the prior year.

•	Our EBITDA to interest coverage ratio for the year ended December 31, 2008, was flat at 2.4 times.

GUIDANCE:

We are initiating FFO guidance for 2009 in the range of $3.10 to $3.25 per share. The guidance assumes NOI growth of (1.5%) to (3.5%). The guidance also assumes outparcel sales of $0.08 to $0.11 per share and does not include any acquisitions or dispositions. Given the higher level of uncertainty in 2009, we have taken a more conservative approach to our guidance, allowing for a $0.15 range. We will continue to update our guidance quarterly, as necessary.

FINANCINGS:

In 2008 we completed more than $1.0 billion of new financings including eight new construction loans with total capacity of approximately $331 million, more than $360 million of refinancings or extensions on maturing mortgages and approximately $344 million of new term facilities.

In 2009 we have only $309 million of mortgages maturing, excluding loans with extension options. All of these loans are property-specific and non-recourse to the company. All of the mortgages are held by life insurance companies, except for a $53.0 million CMBS loan that matures in December. We have only one additional loan secured by Oak Hollow Mall that is reflected on the debt schedule as a February maturity. We had previously obtained an option to extend that loan to February 2013, but have gone back to the lender to renegotiate the loan at more favorable terms to the Company.

We have two loans that mature in March secured by Cary Town Center and Volusia Mall. We have signed a commitment letter to refinance Cary with the current lender and expect to close within the next 60 days. The loans secured by Volusia Mall, Honey Creek and Bonita Lakes are all with the same lender. We are executing a short term extension on the Volusia Mall loan to provide additional time to complete our negotiations and close along with the loans secured by Honey Creek Mall and Bonita Lakes. We are in active negotiations to refinance the loan on St. Clair, which matures in April. We are still negotiating the new loans and will announce terms when they are finalized.

In January, we completed the extension of a $17.5 million term loan on Milford Marketplace. The loan was extended for three years, with an additional one year extension option.

As to our lines of credit, we have total capacity of $1.19 billion including two principal facilities that are led by Wells Fargo. The $525 million secured facility has an original maturity date of February 2009. We exercised the extension option on this facility, which was recognized by Wells Fargo, for a maturity date of February 2010 and are in discussion for extensions beyond that. The $560 million unsecured facility has an expiration date of August 2009, with two additional one-year extension options for an outside maturity date of August 2011. Our debt to gross asset value at December 31, 2008 was 56.5%, well under the required maximum of 65%. We have included a list of our major covenants in the supplemental, which demonstrates our sufficient coverage.

At December 31, we had approximately $156 million of remaining capacity on our lines. We have construction loans for all of our major developments that are currently under construction. We believe that our sources and uses are adequately matched to continue our business, but will continue to enhance our liquidity position.

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In December we held a bank meeting in Atlanta with the majority of the 20 banks participating in our lines of credit to provide an update on the Company’s operations. We are currently working through the secured facility extension, but at this time it is too early in the process to provide any color on the terms.

CONCLUSION:

These are unprecedented times that demand, more than ever, a dedicated and creative team to overcome the obstacles that challenge us all today. We are focused on overcoming these challenges and will continue to make the tough, but necessary decisions that are facing us. Our dominant retail properties are crucial to the local economies they serve and we are continuing to work with the cities to create additional enhancements. While 2009 will no doubt be a difficult year we are confident in the resiliency of our portfolio and know that we have the right team in place.

We appreciate your joining us today and will now answer any questions you may have.